CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-169396 on Form N-14 of our report dated June 28, 2010, relating to the financial statements and financial highlights of BlackRock MuniAssets Fund, Inc. and BlackRock Apex Municipal Fund, Inc. (the “Funds”) appearing in the Annual Report on each of the Fund’s respective Form N-CSR for the year ended April 30, 2010. We also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in the Joint Proxy Statement/Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

November 8, 2010